Exhibit 10.1

AGREEMENT AND GENERAL RELEASE
Methode Electronics, Inc. (“Employer” or “Methode”) and John R. Hrudicka, his heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:
1.Last Day of Employment. Employee’s last day of employment with Employer was March 12, 2018 (“Separation Date”).
2.Consideration. In consideration for signing this Agreement and General Release (“Agreement”), and complying with its terms, including the restrictive covenants in paragraph “11” and the notification requirements in paragraph “12” of this Agreement, Employer agrees:

(a)
to pay to Employee Six Hundred Ninety Six Thousand Dollars and no Cents ($696,000.00), less usual and customary payroll deductions over the eighteen (18) month period immediately following the Separation Date (the “Severance Period”); provided that notwithstanding the foregoing, in no event shall any installment of severance payable pursuant to the foregoing sentence be paid prior to the thirtieth (30th) day following the Separation Date (the “Delayed Start Date”) and any such installment of severance that otherwise would have been paid between Employee’s Separation Date and the Delayed Start Date shall instead be paid in a lump sum on the Delayed Start Date (without interest);

(b)
subject to (x) Employee’s timely election of continuation coverage under COBRA and (y) Employee’s continued copayment of premiums at the same level and cost to Employee as if Employee were an active employee of the Employer, the Employer shall continue to pay the premiums for Employee’s health insurance coverage during the Severance Period to the same extent that the Employer paid for such coverage immediately prior to Employee’s termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended, subject to the eligibility requirements and other terms and conditions of such insurance coverage. Notwithstanding the foregoing, the Employer payments described in this Section 1(b) shall end as of the date Employee becomes eligible to participate in another employer-sponsored group health plan as a result of his employment (a “New Plan”) regardless of whether Employee actually enrolls in such New Plan. Employee agrees to notify the Employer in writing within one (1) day following the date Employee becomes eligible to participate in a New Plan;

(c)
to pay to Employee Fifty Thousand Dollars and no Cents ($50,000) in connection with Employee’s relocation from Quincy, Illinois, less usual and customary payroll deductions, within ten (10) business days after the revocation period for this Agreement expires; and

(d)	Employer will provide outplacement assistance to Employee through James F. Fitzgerald & Associates, Inc. during the twelve month period immediately following the Separation Date.
3.No Consideration Absent Execution of this Agreement. Employee understands and agrees that the consideration set forth in paragraph “2” exceeds the amounts due to him, if any, under the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (“Plan”), any restricted stock awards granted pursuant to the Plan, any restricted stock unit awards granted pursuant to the Plan, any performance-based awards granted pursuant to the plan, including but not limited to the Restricted Stock Unit-Award Agreement effective as of July 25, 2016, the Performance Based Restricted Stock Award Agreement effective as of July 25, 2016 and the Annual Bonus Performance Unit Award Agreement effective as of July 11, 2017, the Change in Control Agreement, dated July 25, 2016 between Employer and Employee, and any cash bonus awards and any amendments thereto (collectively, the “Equity/Bonus Documents”). Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
4.General Release, Claims Not Released and Related Provisions.
a.    General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The Genetic Information Nondiscrimination Act of 2008;

▪	Illinois common law regarding retaliation or discrimination for filing a workers’ compensation claim;

▪	Illinois Equal Pay Act;

▪	Illinois School Visitation Rights Act;

▪	Illinois AIDS Confidentiality Act;

▪	Illinois Right to Privacy in the Workplace Act;

▪	Illinois Genetic Information Privacy Act;

▪	Illinois Wage Payment and Collection Act;

▪	Illinois Minimum Wage Law;

▪	Illinois One Day Rest in Seven Act;

▪	Illinois Eight Hour Work Day Act;

▪	Illinois Health and Safety Act;

▪	Illinois Whistleblower Act;

▪	Illinois Victims’ Economic Safety and Security Act;

▪	Illinois Worker Adjustment and Retraining Notification Act;

▪	Illinois Personnel Records Review Act;

▪	Illinois Criminal Identification Act;

▪	Illinois Voter Leave Act;

▪	Illinois Family Military Leave Act;

▪	Illinois Joint Agency Rules of Sex Discrimination;

▪	Illinois Joint Agency Rules on National Origin Discrimination;

▪	Illinois Human Rights Commission Rules on Handicap Discrimination;

▪	Illinois Human Rights Commission Rules on Unfavorable Military Discharge Discrimination;

▪	Smoke Free Illinois Act;

▪	Illinois Blood Donation Leave Act;

▪	Illinois Civil Patrol Leave Law

▪	Illinois Jury Duty Leave Law

▪	Illinois Official Meetings Leave Law

▪	Illinois Witness Duty Leave Law

▪	Illinois Working Mothers in the Workplace Act

▪	Illinois Common Law Claims for Unlawful Retaliatory Discharge in Violation of Public Policy;

▪	Illinois Employee Sick Leave Act;

▪	Illinois Child Bereavement Leave Act;

▪	Illinois Biometric Information Privacy Act;

▪	Cook County Human Rights Ordinance;

▪	Cook County Earned Sick Leave Ordinance;

▪	Chicago Human Rights Ordinance, as amended;

▪	Chicago Earned Sick Leave Ordinance;

▪	any state or local law, rule, regulation, or ordinance;

▪	any other federal law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

b.    Claims Not Released. Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under Employer’s health, welfare, or qualified retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) any rights Employee may have to any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission Whistleblower Program; (d) pursue claims which by law cannot be waived by signing this Agreement; (e) enforce this Agreement; (f) challenge the validity of this Agreement; and/or (g) any right or claim to defense or indemnification under Employer’s Certificate of Incorporation or insurance policies from or in connection with third party claims asserted against Employee by reason of his employment by Employer.

c.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations

Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an anti-discrimination agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not  limited to the release of claims nor the confidentiality clauses, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

5.Acknowledgments and Affirmations.
Employee affirms that from and after March 12, 2018 to the date of execution of this Agreement, except as permitted by paragraph “6,” he has not made statements about Employer or engaged in conduct which could reasonably be expected to adversely affect Employer’s reputation or business, including but not limited to discussing Employer’s business with search firms, the media, industry consultants and analysts, investors, competitors, customers, suppliers, employees, directors, vendors or any entity that Employee becomes employed by or does consulting work for in the future, and that he has not contacted any current or former employee or director of Methode, except for the Chief Human Resources Officer or her designee, and that if any employee of Methode other than the Chief Human Resources Officer contacted him, Employee has stated only that he and Methode have parted ways on an amicable basis and that he prefers not to discuss matters relating to Methode. Employee has advised the Chief Human Resources Officer in writing of the date and time of the contact with any Methode employee and the substance of the discussion within one day after the contact.
Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.
Employee further affirms that Employee is not entitled to any payments or benefits under any of the Equity/Bonus Documents and that all outstanding awards/benefits under the Equity/Bonus Documents were not earned or vested as of the Separation Date.
Employee affirms and agrees that he hereby resigns from any and all director and/or officer positions he holds with Employer and any subsidiary companies owned or controlled by Employer.
Employee further affirms that Employee has no known workplace injuries or occupational diseases.
Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employer for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Employee shall not apply in the future for employment with Employer because of, among other things, irreconcilable differences with Employer.
Employee affirms that all of Employer's decisions regarding Employee's pay and benefits through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
Employee affirms that, in the event any attorneys or third parties have asserted or assert a hold or lien or other encumbrance upon Employee’s claims, demands, and causes of action against Employer, Employee will be responsible for paying any costs and fees associated with and otherwise satisfying that hold or lien or other encumbrance, and will hold Employer and its attorneys harmless for any costs or fees they incur in association with the hold or lien.
6.Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, Jim Fitzgerald, and/or to any federal, state or local government agency. Nothing in this paragraph or anything else in this Agreement or any other policy or agreement with Employer shall be construed to prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal laws or regulations. Employee is not required to obtain prior approval or notify the Employer that such reports or disclosures have been made. Furthermore, Employee’s cooperation with and participation in any investigation by or action taken by, federal, state or local administrative agencies, regulatory agencies or law enforcement agencies will not violate any provision of this Agreement
Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control, except as permitted by this paragraph 6. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
7.Medicare Secondary Payer Rules. As a term of this Agreement, the parties have fully considered Medicare’s interests pursuant to the Medicare Secondary Payer rules. In doing so, Employee acknowledges by his/her signature below that as of the date of execution of this Agreement, he/she is not Medicare eligible, is not 65 years of age or older, is not suffering from end stage renal failure and has not received Social Security Disability Insurance benefits. Based on these representations, the parties have determined that Medicare has no interest in the payments under this Agreement and no reporting is required to Medicare.  If any of Employee’s representations in this Section are untrue, Employee agrees to defend, indemnify and hold harmless Releasees in the event any government entity seeks payment from Releasees of any damages, medical expenses, fines, penalties, or interest thereon due to any failure to report this settlement to Medicare.
8.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Illinois, without regard to its provisions on conflicts of law. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
9.Cooperation. For eighteen (18) months following the Separation Date, subject to paragraph “6” above, Employee agrees to cooperate with Employer in regard to the transition of business matters handled by Employee during his employment with Employer. Employee will be available by telephone or in person, if necessary, to answer questions and consult with Employer about matters related to his employment or Employer’s business. Employee will cooperate with Employer with regard to its defense to or prosecution of any actual or potential investigation, claim, charge or lawsuit brought against, by or involving Employer, either formally or informally, including but not limited to any administrative agency charge, federal court or state court lawsuit. Such cooperation will include, but not be limited to, reviewing documents, providing Employer and/or its attorneys with accurate and complete information, and appearing at any meeting, hearing or trial and testifying truthfully regarding matters about which Employee has personal knowledge. Employee will not receive any compensation other than the amounts described in paragraph “2” for these services.
10.Acknowledgments By Employee. Employee expressly acknowledges and agrees that:
a.    The knowledge and experience that he acquired while associated with and employed by Employer is of a special, unique and extraordinary character and that his position with Employer placed him in a position of confidence and trust and allowed him access to confidential and proprietary information and trade secrets, which access he would not have but for his relationship with Employer;
b.    Employer has made substantial investments of time and capital in the development of Employee's expertise, from which Employee has received a substantial and direct economic benefit;
c.    In connection with his work for Employer, Employee received confidential financial and operations information about Employer and its business units;
d.    Employer is entitled to protect its business interests and investment and to prevent Employee from using the economic benefits he received to Employer's detriment;
e.    The scope of the covenants contained in this agreement is fair, reasonable and necessary to protect Employer from serious irreparable injury and such restrictions will not prevent Employee from earning a livelihood;
f.    Employee has received adequate consideration for the restrictive covenants set forth in paragraph “11” of this Agreement; and
g.    Employer would not enter into this Agreement without Employee becoming bound by the terms of the restrictive covenants set forth in paragraph “11” of this Agreement.
11.Restrictive Covenants.
Employee agrees that, during the Restricted Period, he will not, directly or indirectly, as an owner, consultant, manager, employee, associate, partner, agent or otherwise:
a.    Engage in any business which competes with Employer’s business, including its automotive and surface support technology businesses;
b.    Solicit, call upon or attempt to solicit or call upon any customer, former customer, or prospective customer of Employer with whom Employee had contact or about whom Employee received trade secrets or confidential information during the last three years of his employment with Employer;
c.    Recruit, solicit or otherwise induce or influence any employee or agent of Employer to discontinue such employment or agency relationship with Employer;
d.    Employ, seek to employ or cause any competitor to employ or seek to employ as a representative or employee any person who was employed by Employer on or after the date Employee’s employment with Employer terminated; or
e.    Solicit, induce or influence any buyer, vendor, representative, supplier, lender, lessor or any other person or entity which has a business or other relationship with Employer, or which had on the date of this Agreement a business or other relationship with Employer, to discontinue or reduce the extent of its relationship with Employer, nor (subject to paragraph “6” above) will he make statements or engage in conduct which could reasonably be expected to otherwise harm such relationship with Employer.

For purposes of this Agreement, the Restricted Period shall be eighteen (18) months from the Separation Date, except that such period shall be extended during any period of time that Employee is in breach of this paragraph “11”. Employee agrees that he will notify prospective employers of the restrictions in this paragraph 11, and also agrees that Employer may notify prospective and actual employers of Employee about the restrictions in this paragraph 11.
Employee acknowledges that Employer, through these covenants, has attempted to limit his right to compete only to the extent necessary to protect Employer’s confidential and proprietary information, customer relationships, employee relationships, goodwill and other legitimate business interests. Employer and Employee agree, and it is their express desire that, if the scope of the restrictive covenants contained herein is determined by a court of competent jurisdiction to be overly broad, a court shall modify and enforce the covenants to the extent that it believes to be reasonable under the circumstances existing at the time.
Employee further agrees that damages at law for violation of the covenants contained herein would not be an adequate or proper remedy for Employer. Therefore, if Employee violates any of the provisions of such covenants, Employer shall be entitled to obtain a temporary, preliminary or permanent injunction, as appropriate, against Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. Employer shall not be required to post bond. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, and attorneys’ fees payable by reason of such violation.
Should Employee breach any of the provisions of this Agreement, including but not limited to this paragraph “11,” in addition to any other remedies Employer may have, Employer may cease making the balance of the payments or benefits specified in paragraph “2” herein as an offset against the damages suffered by Employer on account of such breach, and may recover from Employee all but $100 of the amount already paid to Employee under this Agreement. In addition, Employee agrees to pay Employer’s attorneys’ fees if a court determines that he has violated this Agreement.
12.Notification Requirements. As a condition precedent to the receipt of the payments set forth in paragraph “2,” Employee will send a notice to Employer’s Chief Human Resources Officer or her designee on or before the first day of each month in the form at Attachment B, certifying that he has not breached any provision of this Agreement. For 18 months from the Separation Date, Employee will advise Employer in writing about any new employment before beginning that employment. Employer has the right to approve any new employment that Employee obtains within eighteen (18) months from the Separation Date, which approval will not be unreasonably withheld.
13.Nondisparagement. Except as permitted by paragraph “6,” Employee will not make statements about Employer or engage in conduct which could reasonably be expected to adversely affect Employer’s reputation or business, including but not limited to discussing Employer’s business with search firms, the media, industry consultants and analysts, investors, competitors, customers, suppliers, employees, directors, vendors or any entity that Employee becomes employed by or does consulting work for in the future. Employee may describe his role as CFO of Employer to prospective employers, and may explain his work duties, initiatives and accomplishments in a general way, provided he does not disclose proprietary information or trade secrets or make statements that cast Employer in a bad light. In addition, Employee may discuss Methode’s business with Jim Fitzgerald and any psychologist retained by Jim Fitzgerald to work with Employee. Employee shall not contact any current or former employees or directors of Methode or make substantive responses to any inquiries from them, except that he may contact the Chief Human Resources Officer or her designee. If any employee of Methode other than the Chief Human Resources Officer contacts Employee, Employee may state only that he and Methode have parted ways on an amicable basis and that he prefers not to discuss matters relating to Methode. If Employee is contacted by any Methode employee, he will advise the Chief Human Resources Officer of the date and time of the contact and the substance of the discussion within one day after the contact.
14.Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
15.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
16.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including but not limited to the Equity/Bonus Documents, except the Methode Confidentiality and Assignment of Inventions Agreement attached hereto as Attachment A and any other intellectual property, restrictive covenant or confidentiality agreements between Employer and Employee, which are incorporated herein by reference and shall remain in full force and effect, subject to and as amended by paragraph 6 above. If any such agreements are in conflict with each other, they shall be construed to provide the maximum protection for Employer. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
17.Expiration of Offer. The offer contained in this Agreement and General Release will expire if it is not accepted within twenty-one (21) calendar days after Employee receives it.
18.    Section 409A. The intent of the parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. Employee hereby agrees and acknowledges that the Employer makes no representations with respect to the application of Code Section 409A or any other tax consequences of entering into this Agreement and, by entering into this Agreement, agrees that in no event shall the Employer, its affiliates, or their respective directors, officers or other individual service providers, be liable for any taxes, penalties, interest or other expenses that may be incurred by Employee on account of Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service (as defined in Code Section 409A), Employee is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ANDREA BARRY, CHIEF HUMAN RESOURCES OFFICER, 7401 WEST WILSON AVENUE, CHICAGO, ILLINOIS 60706-4548, ANDREA.BARRY@METHODE.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION

MUST BE DELIVERED TO ANDREA BARRY, CHIEF HUMAN RESOURCES OFFICER, 7401 WEST WILSON AVENUE, CHICAGO, ILLINOIS 60706-4548, ANDREA.BARRY@METHODE.COM OR HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

JOHN R. HRUDICKA By: /s/ John R. Hrudicka Date: March 31, 2018	METHODE ELECTRONICS, INC. By: /s/ Andrea J. Barry Andrea J. Barry Its: Chief Human Resources Officer Date: April 2, 2018